Exhibit 99.1

FOR IMMEDIATE RELEASE
April 29, 2010

Contact:
John B. Woodlief
Vice President – Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Fiscal Second Quarter 2010 Results

CHARLOTTE, N.C.—April 29, 2010--Ruddick Corporation (NYSE:RDK) (the “Company”) today reported that consolidated sales for the fiscal second quarter ended March 28, 2010 increased by 6.1% to $1.07 billion from $1.01 billion in the second quarter of fiscal 2009. For the 26 weeks ended March 28, 2010, consolidated sales increased by 5.3% to $2.11 billion from $2.00 billion for the comparable period of fiscal 2009. The increase in consolidated sales for the quarter and 26-week period was attributable to sales increases at both of the Company’s operating subsidiaries - Harris Teeter, the Company’s supermarket subsidiary, and American & Efird (“A&E”), the Company’s sewing thread and technical textiles subsidiary.

The Company reported that consolidated net income in the second quarter of fiscal 2010 increased by 19.8% to $27.5 million, or $0.57 per diluted share, from the $22.9 million, or $0.48 per diluted share reported in the prior year second quarter. For the 26 weeks ended March 28, 2010, consolidated net income increased by 11.8% to $51.2 million, or $1.06 per diluted share, from the $45.8 million, or $0.95 per diluted share reported in the same period of fiscal 2009. The increase in net earnings for both the fiscal quarter and 26-week period was driven by operating profit improvements at both Harris Teeter and A&E when compared to the prior year periods.

Harris Teeter sales increased by 5.4% to $1.0 billion in the second quarter of fiscal 2010, from sales of $949 million in the second quarter of fiscal 2009. For the 26 weeks ended March 28, 2010, sales rose 5.0% to $1.97 billion from $1.88 billion in the same period of fiscal 2009. The increase in sales for the quarter and 26-week period was attributable to incremental new store sales that were partially offset by comparable store sales declines during the respective periods. Comparable store sales declined 1.33% for the second quarter of fiscal 2010 and declined 1.85% for the 26-week period ended March 28, 2010. Comparable store sales for the quarter and 26-week period were negatively impacted by retail price deflation driven by increased promotional activity and changes in consumer purchasing habits, reflective of the current economic environment. In addition, harsh weather conditions in some of Harris Teeter’s markets had a positive impact on comparable store sales for the second quarter of fiscal 2010.

During the first half of fiscal 2010, Harris Teeter opened 9 new stores and closed 3 existing stores, 2 of which were replaced by new stores. Since the second quarter of fiscal 2009, Harris Teeter has opened 20 new stores and closed 4 stores, for a net addition of 16 stores. Harris Teeter operated 195 stores at the end of the second quarter of fiscal 2010.

Harris Teeter’s operating profit for the second quarter of fiscal 2010, increased 4.6% to $47.1 million (4.71% of sales) from the $45.0 million (4.74% of sales) reported in the second quarter of fiscal 2009. For the 26 weeks ended March 28, 2010, operating profit was $89.4 million (4.53% of sales), as compared to $89.4 million (4.76% of sales) in the prior year period. Operating profit was impacted by new store pre-opening costs of $2.2 million (0.22% of sales) and $3.4 million (0.36% of sales) in the second quarter of fiscal 2010 and fiscal 2009, respectively. Pre-opening costs for the 26-week periods ended March 28, 2010 and March 29, 2009 were $4.8 million (0.24% of sales) and $7.4 million (0.39% of sales), respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule.

The increase in Harris Teeter’s operating profit in the second quarter of fiscal 2010 resulted primarily from sales increases that provided leverage against fixed costs and a continued emphasis on operational efficiencies and cost controls. The increase was offset, in part, by the continued promotional retail price investments made to enhance the overall value provided to Harris Teeter customers, increased occupancy costs and increased pension expense.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, “We have continued to drive customer shopping visits and loyalty through the investments we have made in our in-store promotional activity and lower everyday prices. While our store-brand business remains strong we are starting to see the national brands offer additional vendor funding for promotional activities. During the first half of fiscal 2010, we realized a greater number of items sold and increased customer shopping visits in our comparable stores. Additionally, our customer loyalty data indicates that the number of active households increased by 1.29% per comparable store. We have been successful in offsetting a significant portion of our investment in prices through operational efficiencies and cost saving initiatives throughout the organization. As a result, selling, general and administrative costs as a percent of sales decreased to 25.63% for the second quarter of fiscal 2010, as compared to 26.33% in the prior year. Our customers continue to respond positively to our pricing and promotional investments; however, they also demand the quality, value, variety and service we have always provided and we will continue to provide. In addition, we are well positioned to provide our customers with the more discretionary items like seafood and floral where we are beginning to see more customer activity.”

A&E sales increased by 16.9% to $70.8 million in the second quarter of fiscal 2010, from sales of $60.6 million in the second quarter of fiscal 2009. For the 26 weeks ended March 28, 2010, sales rose 9.8% to $139.0 million from sales of $126.6 million in the prior year 26-week period. Foreign sales accounted for approximately 53% of A&E’s second quarter sales in both fiscal 2010 and fiscal 2009. For the 26-week periods, foreign sales accounted for approximately 54% of A&E’s sales in fiscal 2010, as compared to 55% in fiscal 2009.

A&E recorded operating profit of $3.1 million for the second quarter of fiscal 2010, as compared to an operating loss of $4.6 million in the second quarter of fiscal 2009. For the 26 weeks ended March 28, 2010, A&E’s operating profit was $7.1 million, as compared to an operating loss of $5.7 million for the same period of fiscal 2009. Operating profit improvements were realized in A&E’s U.S. operations and the majority of its foreign operations. The increase in sales, along with inventories being in line with sales volumes, contributed to improved operating schedules at most of A&E’s manufacturing facilities. Improved operating results were also realized through the cost reduction measures taken in fiscal 2009.

Mr. Dickson said, “We are very pleased with A&E’s results for the first half of fiscal 2010. The improvements in retail sales of apparel and automobiles have had a positive impact on A&E’s sales throughout its global network. A&E’s previous efforts to consolidate manufacturing capacities and reduce operating and overhead costs have contributed significantly to the improvement in profitability as sales and production volumes have risen. In addition, improved operating results have also been realized through the sizeable Asian operations in which A&E holds a noncontrolling interest. Today, A&E has over 60% of its total finishing production capacity located in Asia, including its joint ventures. We will continue to enhance our international operations and evaluate A&E's structure to best position A&E to take advantage of opportunities available through these operations.”

For the first half of fiscal 2010, depreciation and amortization for the consolidated Company totaled $66.4 million and capital expenditures totaled $49.0 million. Total capital expenditures during the 26 weeks ended March 28, 2010 were comprised of $47.5 million for Harris Teeter and $1.5 million for A&E. During the first half of fiscal 2010, Harris Teeter made an additional net investment of $1.8 million ($9.4 million additional investments less $7.6 million received from property investment sales and partnership returns) in connection with the development of certain new stores. Additionally, A&E spent $0.3 million to acquire the noncontrolling interest in its joint ventures in South Africa and now has a 100% ownership interest.

Harris Teeter’s strong operating performance and financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to open an additional 4 new stores and complete major remodeling of one additional store (which will be expanded in size) during the remainder of fiscal 2010. The new store development program for fiscal 2010 is expected to result in a 6.4% increase in retail square footage, as compared to an 8.7% increase in fiscal 2009. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter’s capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors, including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

The Company’s planned consolidated capital expenditures for fiscal 2010 are approximately $130 million, consisting of $125 million for Harris Teeter and $5 million for A&E. Such capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company’s revolving line of credit. The Company’s revolving line of credit provides substantially more liquidity than what management expects the Company will require through the expiration of the line of credit in December 2012.

The Company’s management remains cautious in its expectations for the remainder of fiscal 2010 due to the current economic environment and its impact on the Company’s customers. Harris Teeter will continue to refine its merchandising strategies to respond to the changing shopping demands and to maintain or increase its customer base. The retail grocery market remains intensely competitive and there is no assurance that the recent improvements in the textile and apparel industries will continue. Any operating improvement will be dependent on the Company’s ability to increase Harris Teeter’s market share, to continue to rationalize A&E’s operations, to offset increased operating costs with additional operating efficiencies, and to effectively execute the Company’s strategic expansion plans.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company’s requirement to impair recorded goodwill or long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases the Company guarantees; the Company’s ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company’s ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, including the District of Columbia; and American & Efird, Inc., one of the world’s largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

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Selected information regarding Ruddick Corporation and its subsidiaries is attached. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

Ruddick Corporation
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	March 28,	March 29,	March 28,	March 29,
	2010	2009	2010	2009
Net Sales:
Harris Teeter	$1,000,651	$949,427	$1,972,966	$1,878,354
American & Efird	70,787	60,577	138,984	126,635
Total	1,071,438	1,010,004	2,111,950	2,004,989

Cost of Sales:
Harris Teeter	697,079	654,421	1,378,873	1,294,999
American & Efird	54,116	50,705	106,290	104,269
Total	751,195	705,126	1,485,163	1,399,268

Gross Profit:
Harris Teeter	303,572	295,006	594,093	583,355
American & Efird	16,671	9,872	32,694	22,366
Total	320,243	304,878	626,787	605,721

Selling, General and Administrative Expenses:
Harris Teeter	256,451	249,962	504,693	494,004
American & Efird	13,531	14,442	25,604	28,037
Corporate	1,429	1,452	4,231	2,858
Total	271,411	265,856	534,528	524,899

Operating Profit (Loss):
Harris Teeter	47,121	45,044	89,400	89,351
American & Efird	3,140	(4,570)	7,090	(5,671)
Corporate	(1,429)	(1,452)	(4,231)	(2,858)
Total	48,832	39,022	92,259	80,822

Other Expense (Income):
Interest expense	4,981	4,135	10,014	9,024
Interest income	(122)	(43)	(139)	(120)
Net investment gain	-	(35)	(1)	(35)
Total	4,859	4,057	9,874	8,869

Income Before Taxes	43,973	34,965	82,385	71,953
Income Tax Expense	16,336	11,955	30,731	25,953
Net Income	27,637	23,010	51,654	46,000
Less: Net Income Attributable to the
Noncontrolling Interest	158	68	444	176

Net Income Attributable to Ruddick Corporation	$27,479	$22,942	$51,210	$45,824

Net Income Attributable to Ruddick Corporation
Per Share:
Basic	$0.57	$0.48	$1.06	$0.96
Diluted	$0.57	$0.48	$1.06	$0.95

Weighted Average Number of Shares of
Common Stock Outstanding:
Basic	48,193	47,972	48,144	47,932
Diluted	48,538	48,287	48,516	48,288

Dividends Declared Per Common Share	$0.12	$0.12	$0.24	$0.24

Ruddick Corporation
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	March 28,	September 27,	March 29,
	2010	2009	2009
Assets
Current Assets:
Cash and Cash Equivalents	$36,785	$37,310	$30,142
Accounts Receivable, Net	93,529	80,146	84,288
Refundable Income Taxes	2,876	9,707	7,346
Inventories	319,366	310,271	302,959
Deferred Income Taxes	6,962	6,502	6,944
Prepaid Expenses and Other Current Assets	24,700	30,350	23,226
Total Current Assets	484,218	474,286	454,905

Property, Net	1,062,451	1,080,326	1,024,542
Investments	165,339	156,434	154,991
Deferred Income Taxes	28,847	30,285	864
Goodwill	515	515	8,169
Intangible Assets	22,548	23,754	25,030
Other Long-Term Assets	81,551	78,721	73,183
Total Assets	$1,845,469	$1,844,321	$1,741,684

Liabilities and Equity
Current Liabilities:
Notes Payable	$6,631	$7,056	$7,558
Current Portion of Long-Term Debt and Capital Lease Obligations	10,283	9,526	10,380
Accounts Payable	212,154	227,901	213,422
Dividends Payable	5,853	5,825	5,822
Deferred Income Taxes	27	68	52
Accrued Compensation	56,331	65,295	55,372
Other Current Liabilities	91,602	87,194	98,503
Total Current Liabilities	382,881	402,865	391,109

Long-Term Debt and Capital Lease Obligations	325,913	355,561	335,909
Deferred Income Taxes	574	580	15,483
Pension Liabilities	175,394	168,060	44,866
Other Long-Term Liabilities	102,559	98,892	90,805

Equity:
Common Stock	92,363	89,878	86,346
Retained Earnings	869,742	830,236	801,744
Accumulated Other Comprehensive Loss	(109,710)	(108,524)	(31,337)
Total Equity of Ruddick Corporation	852,395	811,590	856,753
Noncontrolling Interest	5,753	6,773	6,759
Total Equity	858,148	818,363	863,512
Total Liabilities and Equity	$1,845,469	$1,844,321	$1,741,684

Ruddick Corporation
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	26 Weeks Ended
	March 28,	March 29,
	2010	2009
Cash Flow From Operating Activities:
Net Income	$51,210	$45,824
Non-Cash Items Included in Net Income
Depreciation and Amortization	66,387	61,341
Deferred Income Taxes	1,305	3,865
Net Gain on Sale of Property	(900)	(369)
Share-Based Compensation	2,856	2,877
Other, Net	(3,490)	323
Changes in Operating Accounts Providing (Utilizing) Cash:
Accounts Receivable	(12,963)	6,826
Inventories	(9,452)	7,778
Prepaid Expenses and Other Current Assets	3,817	4,749
Accounts Payable	(16,229)	(23,831)
Other Current Liabilities	3,626	2,317
Other Long-Term Operating Accounts	6,855	900
Dividends Received	100	-
Net Cash Provided by Operating Activities	93,122	112,600

Investing Activities:
Capital Expenditures	(49,000)	(109,964)
Purchase of Other Investments	(9,483)	(12,750)
Proceeds from Sale of Property	4,646	3,080
Return of Partnership Investments	3,364	596
Investments in COLI, Net of Proceeds from Death Benefits	(85)	(656)
Other, Net	(1,592)	(174)
Net Cash Used in Investing Activities	(52,150)	(119,868)

Financing Activities:
Net Payments on Short-Term Debt Borrowings	(18)	(2,687)
Net (Payments on) Proceeds from Revolver Borrowings	(20,700)	24,200
Proceeds from Long-Term Debt Borrowings	-	1,470
Payments on Long-Term Debt and Capital Lease Obligations	(8,735)	(8,950)
Dividends Paid	(11,676)	(5,820)
Proceeds from Stock Issued	2,092	1,094
Share-Based Compensation Tax Benefits	559	287
Purchase and Retirement of Common Stock	(1,491)	-
Other, Net	(1,500)	(1,165)
Net Cash (Used in) Provided by Financing Activities	(41,469)	8,429

(Decrease) Increase in Cash and Cash Equivalents	(497)	1,161
Effect of Foreign Currency Fluctuations on Cash	(28)	(778)
Cash and Cash Equivalents at Beginning of Period	37,310	29,759
Cash and Cash Equivalents at End of Period	$36,785	$30,142

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$9,351	$9,139
Income Taxes	25,035	20,340
Non-Cash Activity:
Assets Acquired Under Capital Leases	-	8,560

Ruddick Corporation
Other Statistics
March 28, 2010
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation
Depreciation and Amortization:
2nd Fiscal Quarter	$30.0	$3.3	$-	$33.3
Fiscal Year to Date	59.6	6.8	-	66.4

Capital Expenditures:
2nd Fiscal Quarter	$22.6	$1.1	$-	$23.7
Fiscal Year to Date	47.5	1.5	-	49.0

Purchase of Other Investment Assets:
2nd Fiscal Quarter	$2.0	$-	$-	$2.0
Fiscal Year to Date	9.5	-	-	9.5

		Quarter		Year to Date
Harris Teeter Store Count:
Beginning number of stores		194		189
Opened during the period		3		9
Closed during the period		(2)		(3)
Stores in operation at end of period		195		195

		Quarter		Year to Date
Harris Teeter Comparable Store Sales		-1.33%		-1.85%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.